ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated June 21, 2013

ETRACS Full ETN List

Exchange-traded notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the total return of a specific market index, less investor fees, and provide investors with exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies.

ETRACS are innovative new investment products offering easy access to markets and strategies that may not be readily available to individual investors. After their initial offering, ETRACS ETNs can be bought and sold through a broker or financial advisor on a US securities exchange. ETNs are not equities or index funds, but they do share several characteristics with those products.

ETN Name	Ticker Symbol	Fee	Exchange	Maturity Date
Asset Class
Business Development Companies (BDCs)
2xLeveraged Long Wells Fargo Business Development Company Index ETN	BDCL	85bps	NYSE Arca	May 25, 2041
Linked to the Wells Fargo Business Development Company Index ETN	BDCS	85bps	NYSE Arca	April 26, 2041
Commodities
DJ-UBS Commodity Index TR1 ETN	DJCI	50bps	NYSE Arca	October 31, 2039
CMCI Food TR ETN	FUD	65bps	NYSE Arca	April 5, 2038
Natural Gas Futures Contango ETN	GASZ	85bps	NYSE Arca	June 14, 2041
Oil Futures Contango ETN	OILZ	85bps	NYSE Arca	June 14, 2041
CMCI Long Platinum TR ETN	PTM	65bps	NYSE Arca	May 14, 2018
CMCI Agriculture TR ETN	UAG	65bps	NYSE Arca	April 5, 2038
CMCI Livestock TR ETN	UBC	65bps	NYSE Arca	April 5, 2038
CMCI Gold TR ETN	UBG	30bps	NYSE Arca	April 5, 2038
CMCI Industrial Metals TR ETN	UBM	65bps	NYSE Arca	April 5, 2038
CMCI Energy TR ETN	UBN	65bps	NYSE Arca	April 5, 2038
CMCI TR ETN	UCI	65bps	NYSE Arca	April 5, 2038
CMCI Silver TR ETN	USV	40bps	NYSE Arca	April 5, 2038
Equities
Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	DVYL	35bps	NYSE Arca	May 22, 2042
Monthly Pay 2xLeveraged S&P Dividend ETN	SDYL	30bps	NYSE Arca	May 22, 2042
Hybrid
Fisher-Gartman Risk Off ETN	OFF	115bps	NYSE Arca	November 27, 2041
Fisher-Gartman Risk On ETN	ONN	85bps	NYSE Arca	November 18, 2041
S&P 500 Gold Hedged Index ETN	SPGH	85bps	NYSE Arca	January 30, 2040
Master Limited Partnerships (MLPs)
Alerian MLP Index ETN	AMU	80bps	NYSE Arca	July 18, 2042
Alerian Natural Gas MLP Index ETN	MLPG	85bps	NYSE Arca	July 9, 2040
Alerian MLP Infrastructure Index ETN	MLPI	85bps	NYSE Arca	April 2, 2040
2xMonthly Leveraged Long Alerian MLP Infrastructure Index ETN	MLPL	85bps	NYSE Arca	July 9, 2040
1xMonthly Short Alerian MLP Infrastructure TR1 Index ETN	MLPS	85bps	NYSE Arca	October 1, 2040
Wells Fargo MLP Index ETN	MLPW	85bps	NYSE Arca	October 29, 2040
Real Estate Investment Trusts (REITs)
Monthly Pay 2xLeveraged Mortgage REIT ETN	MORL	40bps	NYSE Arca	October 16, 2042
Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	RWXL	60bps	NYSE Arca	March 19, 2042
Volatility
Daily Long-Short VIX ETN	XVIX	85bps	NYSE Arca	November 30, 2040

1TR=Total Return

ETRACS. Innovative strategies, convenient access.	+1-877-387 2275	etracs@ubs.com

ETRACS Full ETN List

ETN Name	Ticker Symbol	Fee	Exchange	Maturity Date
Strategy
Alpha Strategies
Natural Gas Futures Contango ETN	GASZ	85bps	NYSE Arca	June 14, 2041
Oil Futures Contango ETN	OILZ	85bps	NYSE Arca	June 14, 2041
Daily Long-Short VIX ETN	XVIX	85bps	NYSE Arca	November 30, 2040
Income
Alerian MLP Index ETN	AMU	80bps	NYSE Arca	July 18, 2042
2xLeveraged Long Wells Fargo Business Development Company Index ETN	BDCL	85bps	NYSE Arca	May 25, 2041
Linked to the Wells Fargo Business Development Company Index ETN	BDCS	85bps	NYSE Arca	April 26, 2041
Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	DVYL	35bps	NYSE Arca	May 22, 2042
Alerian Natural Gas MLP Index ETN	MLPG	85bps	NYSE Arca	July 9, 2040
Alerian MLP Infrastructure Index ETN	MLPI	85bps	NYSE Arca	April 2, 2040
2xMonthly Leveraged Long Alerian MLP Infrastructure Index ETN	MLPL	85bps	NYSE Arca	July 9, 2040
Wells Fargo MLP Index ETN	MLPW	85bps	NYSE Arca	October 29, 2040
Monthly Pay 2xLeveraged Mortgage REIT ETN	MORL	40bps	NYSE Arca	October 16, 2042
Fisher-Gartman Risk On ETN	ONN	85bps	NYSE Arca	November 18, 2041
Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	RWXL	60bps	NYSE Arca	March 19, 2042
Monthly Pay 2xLeveraged S&P Dividend ETN	SDYL	30bps	NYSE Arca	May 22, 2042
Leverage
2xLeveraged Long Wells Fargo Business Development Company Index ETN	BDCL	85bps	NYSE Arca	May 25, 2041
Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	DVYL	35bps	NYSE Arca	May 22, 2042
2xMonthly Leveraged Long Alerian MLP Infrastructure Index ETN	MLPL	85bps	NYSE Arca	July 9, 2040
Monthly Pay 2xLeveraged Mortgage REIT ETN	MORL	40bps	NYSE Arca	October 16, 2042
Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	RWXL	60bps	NYSE Arca	March 19, 2042
Monthly Pay 2xLeveraged S&P Dividend ETN	SDYL	30bps	NYSE Arca	May 22, 2042

The contact information provided is for general inquiries regarding ETRACS. Inquiries addressed to UBS, whether through phone or email, may be viewed, handled or answered by, or otherwise available to, third parties. Accordingly, confidential information should not be communicated using the contact details provided above. Personal inquiries involving customer-specific problems and/or that include confidential client information should be placed through your financial intermediary.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2013. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. UBS Bloomberg Constant Maturity Commodity Index, UBS Bloomberg CMCI and CMCI are service marks of UBS and/or Bloomberg. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones Trademark Holdings, LLC and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM,” “S&P 500 Gold Hedged,” “S&P 500 VIX Futures Term-Structure Index ERTM,” “S&P 500 VIX Short-Term FuturesTM Index ER,” “S&P 500 VIX Mid-Term FuturesTM Index,” and “S&P High Yield Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. Alerian MLP Index, Alerian MLP Total Return Index, Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Index, Alerian Natural Gas MLP Total Return Index, AMX, AMZX, AMZI, and ANGI are trademarks of Alerian and their use is granted under a license from Alerian. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to

ETRACS. Innovative strategies, convenient access.	+1-877-387 2275	etracs@ubs.com

ETRACS Full ETN List

the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO MLP INDEX, ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. “ISE Oil Futures SpreadTM,” “ISE Natural Gas Futures SpreadTM,” “ISETM®,” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Natural Gas Futures SpreadTM Index and the ISE Oil Futures SpreadTM Index, respectively, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). “MBF Index Holdings, LLC,” “The Fisher-Gartman Risk Index,” “The Fisher-Gartman Equity Subindex” and “The Fisher- Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. The Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM and the Dow Jones U.S. Select Dividend IndexSM are products of Dow Jones Indexes, marketing names and licensed trademarks of CME Group Index Services LLC (“CME”), and have been licensed for use. “Dow Jones®,” “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM,” Dow Jones U.S. Select Dividend IndexSM , and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed to CME and have been sublicensed for use for certain purposes by UBS AG. UBS AG’s ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN based on the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM and Monthly Pay 2xLeveraged Dow Jones Select Dividend ETN based on the Dow Jones U.S. Select Dividend IndexSM are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones or their respective affiliates, and CME Indexes, Dow Jones and their respective affiliates make no representation regarding the advisability of trading in such product(s). The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM” and “DJ-UBS CI” are service marks of Dow Jones Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG, as the case may be, have been licensed to CME Indexes and sublicensed for use for certain purposes by UBS. The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN is not sponsored, endorsed, sold or promoted by Market Vectors Index Solutions GmbH (“Licensor”) and Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Mortgage REIT or any member of the public regarding the advisability of investing in securities generally or in the ETRACS Monthly Pay 2xLeveraged Mortgage REIT particularly or the ability of the Market Vectors® Global Mortgage REITs Index to track the performance of the mortgage REIT market. Market Vectors® Global Mortgage REITs Index (the “Index”) is the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Index. Structured Solutions AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Market Vectors Index Solutions GmbH, Structured Solutions AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN is not sponsored, promoted, sold or supported in any other manner by Structured Solutions AG nor does Structured Solutions AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. Neither publication of the Index by Structured Solutions AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Structured Solutions AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Structured Solutions AG with regard to any investment in this financial instrument. Structured Solutions AG is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus. ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN is not sponsored, endorsed, sold or promoted by Van Eck Associates Corporation (“Van Eck”). Van Eck makes no representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this Informational Material, or the advisability of investing in securities or financial instruments, or in the ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN. VAN ECK AND ITS AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OF ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS, AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF, ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL VAN ECK OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. Other marks may be trademarks of their respective owners. All rights reserved.

For questions or additional information about ETRACS:

Contact us	ETRACS Investor Service Center: +1-877-387 2275 Hours Available: Monday through Friday, 8:00 a.m. to 5:00 p.m. EST	Email: etracs@ubs.com Website: etracs.ubs.com